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EXHIBIT 99

WEST COAST BANCORP TO CONSOLIDATE AFFILIATE BANKS, NORTHWEST HOLDING COMPANY CONTINUES EMPHASIS ON COMMUNITY FOCUS

LAKE OSWEGO, Ore. - Sept. 15, 1998 -West Coast Bancorp (Nasdaq:WCBO), the Northwest-based community bank holding company, announced today that it plans to combine its four separate banking affiliates into a single community-focused bank.

The name West Coast Bank is being reserved for the consolidated company. The combination is designed to continue West Coast Bancorp's longstanding commitment to community banking while increasing its effectiveness in serving customers by strengthening the company's marketing and brand identity and improving efficiency.

The board of directors of the new West Coast Bank will consist of the same members as West Coast Bancorp, assuring continued representation from each of the markets served by the bank. The consolidation will result in certain one-time costs when fully implemented and is expected to result in annual savings in excess of the one-time expenses.

The consolidated bank will be wholly owned by West Coast Bancorp and will be headquartered in Lake Oswego, Oregon. It will have $1.2 billion in assets and 41 offices in western Oregon and Washington. The consolidation is expected to be completed in the fourth quarter of 1998, following regulatory approvals. It is expected that the bank's new name will be in place at its locations around year-end 1998.

"Our core values remain the same after this consolidation," said Victor L. Bartruff, president and chief executive officer of West Coast Bancorp. "They are: a commitment to the communities we serve; relationship-based customer service; and an open, trusting, integrity-based environment. At the same time, we expect to speed our decision-making processes, increase efficiency, and put more emphasis on customer service and less on internal structure. In today's mobile society, we believe customers will welcome this combination of our family of community banks under a common name, and the fact that we can deliver improved service at a lower cost under the new structure. We have strengthened and realigned our corporate management to prepare for this change, including the addition of Ron DeLude as chief operating officer, and we are enthusiastic about the positive results we expect from the changes announced today." DeLude has been president of Bank of Vancouver, Vancouver, Washington, an affiliate of West Coast Bancorp.

As a result of the consolidation, West Coast Bancorp expects to reduce employment by approximately 100 positions or 13% of its total work force. The affected positions are primarily held by administrative and back office personnel whose functions can be more effectively handled centrally. West Coast Bancorp will attempt to find positions within the company for the individuals whose jobs are affected by the changes, and will offer a severance package to individuals who are not able to find another position in the new bank.


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The company anticipates one-time costs of approximately $5 million to cover costs of the consolidation, including the severance program, signage, data conversions and other marketing/branching, regulatory and administrative costs. Of the one-time expenses, approximately $2 million is expected to be charged against third-quarter 1998 results, with the remaining costs to be expensed as incurred in the following several quarters.

The company expects that the consolidation will save approximately $6 million annually or 12% of its current ongoing overhead expenses. The cost savings will come from the reductions in staff and related overhead, a simplified corporate structure, a reduced regulatory burden and synergies created by unified marketing efforts and name branding. The plan calls for two-thirds of the cost savings to be substantially achieved by third-quarter 1999, with the remaining savings to be achieved early in the year 2000.

This press release includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This statement is included for the express purpose of availing Bancorp of the protections of the safe harbor provision of the PSLRA. Management's ability to predict results or the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the ability of Bancorp to effectively implement the consolidation plans, particularly within the timeframe anticipated.

West Coast Bancorp is a Northwest community bank holding company operating 41 offices in the western Oregon and Washington markets. Under its present structure, West Coast operates its banking operations through Commercial Bank, Salem, Oregon; Bank of Vancouver, Vancouver, Washington; The Bank of Newport, Newport, Oregon, which also operates branches under the trade name Valley Commercial Bank; and Centennial Bank, Olympia, Washington. The banking affiliates will be consolidated as West Coast Bank under the plan announced today. West Coast Bancorp also operates West Coast Trust, with Oregon offices in Salem, Newport and Portland and Washington offices in Olympia and Vancouver.


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